Exhibit 3.1.7
JUN-08-00 THU 12=15 PM GERALD WEINBERG P.C. STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 10:45 AM 06/06/2000 001287638 — 3241322 CERTIFICATE OF FORMATION KODAK AVIATION LEASING LLC J5JLBST; The name of the limited liability company is KODAK AVIATION LEASING LLC. SECjQMIL. Its Registered Office is to be located at 1209 Orange Street, Wilmington, Delaware 19801 in the county of New Castle. The Registered Agent in charge thereof is The Corporation Trust Company. I, THE UNDERSIGNED, for the purpose of forming a limited liability company under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein are true, and I have accordingly hereunto set my hand this 1st day of June, 2000. JStorney in Fact LAWRENCE A. KIRSCH 90 State Street Albany, New York